As filed with the Securities and Exchange Commission on July 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AV HOMES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-1739078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd., Suite 225, Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

AV HOMES, INC.

2015 INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

S. Gary Shullaw

Executive Vice President, General Counsel and Corporate Secretary

AV Homes, Inc.

8601 N. Scottsdale Rd., Suite 225

Scottsdale, Arizona 85253

(Name and Address of Agent For Service)

(480) 214-7400

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☐	Accelerated filer:	☒

Non-accelerated filer:	☐	Smaller reporting company:	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	772,405	$13.94	$10,767,326	$1,251.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as stock splits, stock dividends, combinations or reclassifications of shares, recapitalizations, mergers or other similar events.
(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s Common Stock reported on the NASDAQ Stock Market on July 24, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by AV Homes, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are incorporated by referenced in this Registration Statement, as of their respective dates:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

(b) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in subsection (a) above; and

(c) The description of the Registrant’s Common Stock, par value $1.00 per share, contained in any registration statement or report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered here have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

S. Gary Shullaw, Executive Vice President, General Counsel and Corporate Secretary of the Company, has given his opinion about certain legal matters affecting the shares of the Registrant’s Common Stock registered under this Registration Statement. Mr. Shullaw is eligible to participate in the AV Homes, Inc. 2015 Incentive Compensation Plan and, as of July 31, 2015, he is the beneficial owner of 8,327 shares of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Generally, Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, that person is fairly and reasonably entitled to indemnity for proper expenses. The Registrant’s certificate of incorporation, bylaws and indemnification agreements with its officers and directors provide for indemnification to the fullest extent permitted by law.

Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant has adopted provisions in its certificate of incorporation that provide for such limitation to the fullest extent permitted under Delaware law.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities that might be incurred by them in such capacities and against which they may not be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.		Description

4.1	-	Certificate of Incorporation, as amended and restated May 28, 1998 (filed as Exhibit 3(a) to Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7395), and incorporated herein by reference).

4.2	-	Certificate of Amendment of Restated Certificate of Incorporation, dated May 26, 2000 (filed as Exhibit 3(a) to Form 10-Q for the quarter ended June 30, 2000 (File No. 1-7395), and incorporated herein by reference).

4.3	-	Amended and Restated By-laws, dated March 31, 2014 (filed as Exhibit 3.2 to Form 8-K filed on April 1, 2014 (File No. 1-7395), and incorporated herein by reference).

5.1	-	Opinion of S. Gary Shullaw (filed herewith).

10.1	-	AV Homes, Inc. 2015 Incentive Compensation Plan (filed as Appendix A to the Proxy Statement for the 2015 Annual Meeting of Stockholders (File No. 1-7395), and incorporated herein by reference).

23.1	-	Consent of Ernst & Young LLP (filed herewith).

23.2	-	Consent of S. Gary Shullaw (included in his opinion which appears as Exhibit 5.1 to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on this 31st day of July, 2015.

AV HOMES, INC.

By:	/s/ Roger A. Cregg
Name:	Roger A. Cregg
Title:	Director, President, and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: July 31, 2015	By:	/s/ Roger A. Cregg
Roger A. Cregg, Director, President, and Chief Executive Officer (Principal Executive Officer)

Dated: July 31, 2015	By:	/s/ Michael S. Burnett
Michael S. Burnett, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dated: July 31, 2015	By:	/s/ Joshua L. Nash
Joshua L. Nash, Director and Chairman of the Board

Dated: July 31, 2015	By:	/s/ Paul D. Barnett
Paul D. Barnett, Director

Dated: July 31, 2015	By:	/s/ Kelvin L. Davis
Kelvin L. Davis, Director

Dated: July 31, 2015	By:	/s/ Roger W. Einiger
Roger W. Einiger, Director

Dated: July 31, 2015	By:	/s/ Paul Hackwell
Paul Hackwell, Director

Dated: July 31, 2015	By:	/s/ Jonathan Pertchik
Jonathan Pertchik, Director

Dated: July 31, 2015	By:	/s/ Michael F. Profenius
Michael F. Profenius, Director

Dated: July 31, 2015	By:	/s/ Aaron Ratner
Aaron Ratner, Director

Dated: July 31, 2015	By:	/s/ Joel M. Simon
Joel M. Simon, Director

EXHIBIT INDEX

Exhibit No.		Description

5.1	-	Opinion of S. Gary Shullaw (filed herewith).

23.1	-	Consent of Ernst & Young LLP (filed herewith).

23.2	-	Consent of S. Gary Shullaw (included in his opinion which appears as Exhibit 5.1 to this Registration Statement).